UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): May 24, 2004

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30176	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

20 NORTH BROADWAY, OKLAHOMA CITY, OK	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Page 1 of 12 pages

Item 5. Other Events
SIGNATURES

Item 5. Other Events

     Devon reported its original 2004 forward-looking estimates in a Current Report on Form 8-K dated February 5, 2004, and also in its 2003 Annual Report on Form 10-K. Following the end of its first quarter, Devon has updated certain of the original 2004 forward-looking estimates. The estimates that have been updated are discussed in the following pages.

     The updated estimates, along with the original estimates that have not changed, are presented in summary form beginning on page 10 of this report.

Definitions

     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

     “AECO” means the price of gas delivered onto the NOVA Gas Transmission Ltd. System.

     “Bbl” or “Bbls” means barrel or barrels.

     “Bcf” means billion cubic feet.

     “Boe” means barrel of oil equivalent, determined by using the ratio of six Mcf of gas to one Bbl of oil. NGL volumes are converted to Boe on a one-to-one basis with oil.

     “Brent” means pricing point for selling North Sea crude oil.

     “Btu” means British thermal units, a measure of heating value.

     “Inside FERC” refers to the publication Inside F.E.R.C.’s Gas Market Report.

     “LIBOR” means London Interbank Offered Rate.

     “MMBbls” means one million Bbls.

     “MMBoe” means one million Boe.

     “MMBtu” means one million Btu.

     “Mcf” means one thousand cubic feet.

     “NGL” or “NGLs” means natural gas liquids.

     “NYMEX” means New York Mercantile Exchange.

     “Oil” includes crude oil and condensate.

Forward-Looking Estimates

     The forward-looking statements provided in this discussion are based on management’s examination of historical operating trends, the information which was used to prepare the December 31, 2003 reserve reports and other data in Devon’s possession or available from third parties. Devon cautions that its future oil, natural gas and NGL production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil, gas and NGLs. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below.

     Additionally, Devon cautions that its future marketing and midstream revenues and expenses are subject to all of the risks and uncertainties normally incident to the marketing and midstream business. These risks include, but are not limited to, price volatility, environmental risks, regulatory changes, the uncertainty inherent in estimating future processing volumes and pipeline throughput, cost of goods and services and other risks as outlined below.

     Also, the financial results of Devon’s foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic conditions, weather and other local market conditions. These factors are beyond Devon’s control and are difficult to predict. In addition to volatility in general, Devon’s oil, gas and NGL prices may vary considerably due to differences between regional markets, transportation availability and costs and demand for the various products derived from oil, natural gas and NGLs. Substantially all of Devon’s revenues are attributable to sales, processing and transportation of these three commodities. Consequently, Devon’s financial results and resources are highly influenced by price volatility.

     Estimates for Devon’s future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Also, Devon’s international production of oil, natural gas and NGLs is governed by payout agreements with the governments of the countries in which Devon operates. If the payout under these agreements is attained earlier than projected, Devon’s net production and proved reserves in such areas could be reduced.

     Estimates for Devon’s future processing and transport of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil, gas and NGLs will continue at levels that allow for profitable processing and transport of these products. There can be no assurance of such stability.

     The production, transportation, processing and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon’s oil, natural gas and NGLs during 2004 will be substantially similar to those of 2003, unless otherwise noted.

     Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Amounts related to Canadian operations have been converted to U.S. dollars using a projected average 2004 exchange rate of $0.7587 U.S. dollar to $1.00 Canadian dollar. The actual 2004 exchange rate may vary materially from this estimate. Such variations could have a material effect on the following estimates.

     Though Devon has completed several major property acquisitions and dispositions in recent years, these transactions are opportunity driven. Thus, the following forward-looking data excludes the financial and operating effects of potential property acquisitions or divestitures during the year 2004.

Geographic Reporting Areas for 2004

     The following estimates of production, average price differentials and capital expenditures are provided separately for each of the following geographic areas:

•	the United States Onshore;

•	the United States Offshore, which encompasses all oil and gas properties in the Gulf of Mexico;

•	Canada; and

•	International, which encompasses all oil and gas properties that lie outside of the United States and Canada.

Year 2004 Potential Operating Items

     Oil, Gas and NGL Production Set forth in the following paragraphs are individual estimates of Devon’s oil, gas and NGL production for 2004. On a combined basis, Devon estimates its 2004 oil, gas and NGL production will total between 251 and 256 MMBoe. Of this total, approximately 95% is estimated to be produced from reserves classified as “proved” at December 31, 2003.

     Oil Production Devon expects its oil production in 2004 to total between 78 and 80 MMBbls. Of this total, approximately 95% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(MMBbls)
United States Onshore	14 to 15
United States Offshore	18 to 19
Canada	14 to 14
International	32 to 32

     Oil Prices — Floating For the oil production for which prices have not been fixed, Devon’s 2004 average prices for the Canada and International areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is the monthly average of settled prices on each trading day for West Texas Intermediate crude oil delivered at Cushing, Oklahoma.

Expected Range of Oil Prices
Less than NYMEX Price
Canada	($7.50) to ($5.50)
International	($6.00) to ($3.50)

     Gas Production Devon expects its 2004 gas production to total between 900 Bcf and 918 Bcf. Of this total, approximately 96% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(Bcf)
United States Onshore	480 to 490
United States Offshore	126 to 129
Canada	285 to 290
International	9 to 9

     Gas Prices — Floating For the natural gas production for which prices have not been fixed, Devon’s 2004 average prices for the United States Onshore and Offshore and the International areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is determined to be the first-of-month South Louisiana Henry Hub price index as published monthly in Inside FERC.

Expected Range of Gas Prices Greater
(Less) Than NYMEX Price
United States Onshore	($0.90) to ($0.40)
United States Offshore	($0.10) to $0.40
International	($3.75) to ($2.50)

     NGL Production Devon expects its 2004 production of NGLs to total 23 MMBbls. Of this total, 93% is estimated to be produced from reserves classified as “proved” at December 31, 2003. The expected ranges of production by area are as follows:

(MMBbls)
United States Onshore	17 to 17
United States Offshore	1 to 1
Canada	5 to 5

     Marketing and Midstream Revenues and Expenses Devon’s marketing and midstream revenues and expenses are derived primarily from its natural gas processing plants and natural gas transport pipelines. These revenues and expenses vary in response to several factors. The factors include, but are not limited to, changes in production from wells connected to the pipelines and related processing plants, changes in the absolute and relative prices of natural gas and NGLs, provisions of the contract agreements and the amount of repair and workover activity required to maintain anticipated processing levels.

     These factors, coupled with uncertainty of future natural gas and NGL prices, increase the uncertainty inherent in estimating future marketing and midstream revenues and expenses. Given these uncertainties, Devon estimates that 2004 marketing and midstream revenues will be between $1.44 billion and $1.55 billion, and marketing and midstream expenses will be between $1.19 billion and $1.28 billion.

     Production and Operating Expenses Devon’s production and operating expenses include lease operating expenses, transportation costs and production taxes. These expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from Devon’s property base, changes in production tax rates, changes in the general price level of services and materials that are used in the operation of the properties and the amount of repair and workover activity required. Oil, natural gas and NGL prices also have an effect on lease operating expenses and impact the economic feasibility of planned workover projects.

     Given these uncertainties, Devon estimates that 2004 lease operating expenses will be between $1.03 billion and $1.10 billion, transportation costs will be between $215 million and $225 million, and production taxes will be between 3.1% and 3.6% of consolidated oil, natural gas and NGL revenues, excluding revenues related to hedges upon which production taxes are not incurred.

     Depreciation, Depletion and Amortization (“DD&A”) The 2004 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2004 compared to the costs incurred for such efforts, and the revisions to Devon’s year-end 2003 reserve estimates that, based on prior experience, are likely to be made during 2004.

     Given these uncertainties, oil and gas property related DD&A expense for 2004 is expected to be between $2.15 billion and $2.20 billion. Additionally, Devon expects its DD&A expense related to non-oil and gas property fixed assets to total between $130 million and $135 million. Based on these DD&A amounts and the production estimates set forth earlier, Devon expects its consolidated DD&A rate will be between $9.00 per Boe and $9.20 per Boe.

     Interest Expense Future interest rates, debt outstanding and oil, natural gas and NGL prices have a significant effect on Devon’s interest expense. Devon can only marginally influence the prices it will receive in 2004 from sales of oil, natural gas and NGLs and the resulting cash flow. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon’s control.

     The interest expense in 2004 related to Devon’s fixed-rate debt, including net accretion of related discounts, will be approximately $450 million. This fixed-rate debt removes the uncertainty of future interest rates from some, but not all, of Devon’s long-term debt. Devon’s floating rate debt is discussed in the following paragraphs.

     Devon has various debt instruments which have been converted to floating rate debt through the use of interest rate swaps. Devon’s floating rate debt is as follows:

Debt instrument	Face value	Floating rate
4.375% senior notes due in 2007	$400	LIBOR plus 40 basis points
10.25% bond due in 2005	$235	LIBOR plus 711 basis points
8.05% senior notes due in 2004	$125	LIBOR plus 336 basis points
2.75% notes due in 2006	$500	LIBOR less 26.8 basis points
7.625% senior notes due in 2005	$125	LIBOR plus 237 basis points
6.55% senior notes due in 2006	$146[1]	Banker’s Acceptance plus 340 basis points
6.75% senior notes due in 2011	$250	LIBOR plus 213 basis points

1 Converted from $200 million Canadian dollars at a Canadian-to-U.S. dollar exchange rate of $0.7296 as of April 30, 2004.

     Based on Devon’s interest rate projections, interest expense on its floating rate debt, including net amortization of premiums, is expected to total between $65 million and $75 million in 2004. Included in this estimate is the interest on a 5-year term loan facility that bore interest at floating rates. Devon repaid the $635 million outstanding balance on this facility with cash on hand in April 2004.

     Devon’s interest expense totals have historically included payments of facility and agency fees, amortization of debt issuance costs, the effect of interest rate swaps not accounted for as hedges, and other miscellaneous items not related to the debt balances outstanding. Devon expects between $25 million and $35 million of such items to be included in its 2004 interest expense. Included in this estimate is $16 million of debt issuance costs which were written off in April 2004. These debt issuance costs were related to the 5-year term loan facility that was retired early. Also, Devon expects to capitalize between $65 million and $75 million of interest during 2004.

     Based on the information related to interest expense set forth herein and assuming no material changes in Devon’s levels of indebtedness or prevailing interest rates, Devon expects its 2004 interest expense will be between $475 million and $485 million.

     Other Revenues Devon’s other revenues in 2004 are expected to be between $50 million and $55 million.

Year 2004 Potential Capital Sources, Uses and Liquidity

     Capital Expenditures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not “budget”, nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Devon’s capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should actual prices received differ materially from Devon’s price expectations for its future production, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2004 capital expenditures. In addition, if the actual material or labor costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon’s estimates.

     Given the limitations discussed, the company expects its 2004 capital expenditures for drilling and development efforts, plus related facilities, to total between $2.14 billion and $2.54 billion. These amounts include between $510 million and $550 million for drilling and facilities costs related to reserves classified as proved as of year-end 2003. In addition, these amounts include between $1.075 billion and $1.355 billion for other low risk/reward projects and between $555 million and $635 million for new, higher risk/reward projects. Low risk/reward projects include development drilling that does not offset currently productive units and for which there is not a certainty of continued production from a known productive formation. Higher risk/reward projects include exploratory drilling to find and produce oil or gas in previously untested fault blocks or new reservoirs.

     The following table shows expected drilling and facilities expenditures by geographic area.

Drilling and Production Facilities Expenditures
	United	United
	States	States		Inter-
	Onshore	Offshore	Canada	national	Total
($ in millions)
Related to Proved Reserves	$270-$280	$130-$140	$40-$ 50	$70-$80	$510-$ 550
Lower Risk/Reward Projects	$530-$685	$95-$110	$400-$500	$50-$60	$1,075-$1,355
Higher Risk/Reward Projects	$95-$105	$135-$155	$250-$280	$75-$95	$555-$ 635

Total	$895-$1,070	$360-$405	$690-$830	$195-$235	$2,140-$2,540

     In addition to the above expenditures for drilling and development, Devon expects to spend between $70 million to $80 million on its marketing and midstream assets, which include its oil pipelines, gas processing plants, CO2 removal facilities and gas transport pipelines. Devon also expects to capitalize between $160 million and $170 million of G&A expenses in accordance with the full cost method of accounting and to capitalize between $65 million and $75 million of interest. Devon also expects to pay between $40 million and $45 million for plugging and abandonment charges, and to spend between $90 million and $100 million for other non-oil and gas property fixed assets.

     Capital Resources and Liquidity Devon’s estimated 2004 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon’s credit facilities. The amount of operating cash flow to be generated during 2004 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2004. As of April 30, 2004, Devon has $1.3 billion available under its $1.5 billion of Senior Credit Facility, net of outstanding letters of credit. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.

Summary of 2004 Forward-Looking Estimates

				Less than NYMEX
Oil Production	Range		Oil Floating Price Differentials	Range
(MMBbls)	Low	High	($/Bbl)	Low	High
US Onshore	14	15	US Onshore	($3.00)	($2.00)
US Offshore	18	19	US Offshore	($4.50)	($2.50)
Canada	14	14	Canada	($7.50)	($5.50)
International	32	32	International	($6.00)	($3.50)

Total	78	80

				Greater (Less) than NYMEX
Gas Production	Range		Gas Floating Price Differentials	Range
(Bcf)	Low	High	($/Mcf)	Low	High
US Onshore	480	490	US Onshore	($0.90)	($0.40)
US Offshore	126	129	US Offshore	($0.10)	$0.40
Canada	285	290	Canada	($1.10)	($0.60)
International	9	9	International	($3.75)	($2.50)

Total	900	918

NGLs Production	Range		Total Production	Range
(MMBbls)	Low	High	(MMBoe)	Low	High
US Onshore	17	17	US Onshore	111	113
US Offshore	1	1	US Offshore	40	42
Canada	5	5	Canada	66	67
International	—	—	International	34	34

Total	23	23	Total	251	256

Midstream & Marketing	Range		Production & Operating Expenses	Range
($ in millions)	Low	High	($ in millions)	Low	High
Revenues	$1,440	$1,550	LOE	$1,030	$1,100
Expenses	$1,190	$1,280	Transportation	$215	$225

Margin	$250	$270	Production taxes	3.10%	3.60%

Summary of 2004 Forward-Looking Estimates (Continued)

DD&A	Range		Other Items	Range
($ in millions)	Low	High	($ in millions)	Low	High
Oil & gas DD&A	$2,150	$2,200	G&A	$305	$325
Non-oil & gas DD&A	$130	$135	Interest expense	$475	$485
Total/BOE	$9.00	$9.20	Other revenues	$50	$55
			Accretion of asset retirement obligation	$40	$45

Income Taxes	Range
	Low	High
Current	20%	30%
Deferred	5%	15%

Total	25%	45%

	Related to Proved Reserves			Lower Risk/Reward Projects
Drilling & Facilities Expenditures	Range		Drilling & Facilities Expenditures	Range
($ in millions)	Low	High	($ in millions)	Low	High
US Onshore	$270	$280	US Onshore	$530	$685
US Offshore	$130	$140	US Offshore	$95	$110
Canada	$40	$50	Canada	$400	$500
International	$70	$80	International	$50	$60

Total	$510	$550	Total	$1,075	$1,355

	Higher Risk/Reward Projects			Total
Drilling & Facilities Expenditures	Range		Drilling & Facilities Expenditures	Range
($ in millions)	Low	High	($ in millions)	Low	High
US Onshore	$95	$105	US Onshore	$895	$1,070
US Offshore	$135	$155	US Offshore	$360	$405
Canada	$250	$280	Canada	$690	$830
International	$75	$95	International	$195	$235

Total	$555	$635	Total	$2,140	$2,540

Other Capital	Range
($ in millions)	Low	High
Marketing & midstream	$70	$80
Capitalized G&A	$160	$170
Capitalized interest	$65	$75
Plugging & abandonment	$40	$45
Other non-oil & gas assets	$90	$100

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

	By:	/s/ Danny J. Heatly

Vice President — Accounting

Date: May 24, 2004